Exhibit 99.1

For Immediate Release

Date: December 18, 2007

Contacts:	J. Williar Dunlaevy	Amy Sullivan Thomson

	Chairman & Chief Executive Officer	Vice President, Human Resources

Phone:	413-445-3500	413-445-3568

Email:	bill.dunlaevy@legacybanks.com	amy.thomson@legacybanks.com

Legacy Bancorp, Inc. Announces Operating Efficiency Initiative
PITTSFIELD, MASSACHUSETTS, (December 18, 2007) - Legacy Bancorp, Inc. (the “Company”) (NASDAQ:LEGC), the holding company for Legacy Banks (the “Bank” or “Legacy”) announced today a plan of action to reduce costs and improve operating efficiencies to position the Bank for continued growth and success. As part of the plan, the Company is eliminating ten (10) positions, representing approximately 5% of the Bank’s total workforce, including seven (7) management positions. All affected employees are eligible to receive financial assistance in the form of severance based upon length of service and position, benefits continuation and outplacement support. The Bank is committed to delivering the same exceptional service its customers have come to expect. As part of the plan, the Company expects to incur a fourth quarter 2007 pre-tax charge of approximately $438,000 associated with the reductions.
J. Williar Dunlaevy, Chairman and Chief Executive Officer commented, “While this action is difficult, adjustments to the Bank’s staffing levels and management structure are being made to create a focused operational structure that will best serve our customers and achieve our financial goals in light of current economic realities and market conditions.”
Mr. Dunlaevy added, “All reduction in force decisions were based upon careful analysis of the Bank’s operations. The Bank is committed to maintaining the same exceptional level of service our customers have come to expect.”
Legacy Banks is headquartered in Pittsfield, Massachusetts. It employs 196 people and has sixteen offices throughout Berkshire County, Massachusetts and eastern New York, as well as a Loan Production Office in Colonie, New York. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services.

FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
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